Exhibit 99.1
SYMS CORP STOCK TO BE DELISTED

Secaucus, NJ – November 8, 2011 – Syms Corp (NASDAQ: SYMS) (“the Company”) said today that its stock will be delisted as of November 15, 2011 and that NASDAQ will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on the NASDAQ.  This decision by NASDAQ comes following the Company’s announcement on November 2, 2011 that it and its subsidiaries filed petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

The Company’s common stock may not be immediately eligible to trade in the “Pink Sheets.” The Company’s common stock may become eligible if a market maker makes an application to register in and quote such securities in accordance with SEC Rule 15c2-11 (a “Form 211”), and such application is cleared. Only a market maker, not the Company, may file a Form 211.

The Company will continue to file periodic reports with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

A copy of the 8K filed by the Company with the SEC can be found at www.syms.com and at www.kccllc.net.  Additional information and court documents related to the bankruptcy filings can also be found at www.kccllc.net.

The Company and its wholly-owned subsidiary Filene’s Basement, LLC collectively own and operate 46 “off-price” apparel stores located predominantly on the east coast of the United States under the “Syms” name (which, together with co-branded Syms/Filene’s Basement stores, are owned and operated by the Company) and the “Filene’s Basement” name (which are owned and operated by Filene’s Basement, LLC).

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Media Contact:	Steven Alschuler
Linden Alschuler & Kaplan, Inc.
(212) 575-4545
salschuler@lakpr.com